Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL GUIDANCE FOR 2016

New York, New York, November 17, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial 2016 guidance, which calls for net sales in the range of $500 million to $510 million compared to the 2015 guidance range of $460 million to $470 million. Initial guidance for 2016 net income attributable to Inter Parfums, Inc. is in the range of $1.05 to $1.10 per diluted share compared to the 2015 guidance range of $0.95 to $1.00. Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums, commented, “As discussed in connection with the release of 2015 third quarter results, continued geographic rollout of 2015 new product launches, notably Jimmy Choo Illicit, will play an important role in growing our business. We have entirely new fragrance families coming to market in the coming year, including new scents for Lanvin, Van Cleef & Arpels, and Agent Provocateur. In addition, there are brand-reinforcing flankers, extensions and special editions in the pipeline for Dunhill, Montblanc and Jimmy Choo. 2016 will also be a year of ‘firsts,’ including our first ever home grown fragrances for Coach, Hollister and Abercrombie & Fitch, plus the first men’s scent we are developing for the Oscar de la Renta brand. The inclusion of Rochas fragrance sales and royalties for a full year will also contribute to the top line improvement in 2016.”

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “There are some items worth noting in this discussion of 2016 guidance. The timing of new product launches are heavily weighted toward the second half of the year, which should, in all likelihood, make our seasonally stronger second half sales even more so in 2016. In formulating our initial 2016 guidance, we are again assuming that the dollar will remain at current levels, so we are similarly assuming our gross margin will be around the same as the 2015 full year. As we have done in 2015, we will update our 2016 guidance as we gain greater visibility into demand trends, which will help us factor in the many influences that impact our financial results.”

Mr. Madar continued, “Our Company continues to benefit from a very strong financial position, with working capital of $353 million, including approximately $215 million in cash, cash equivalents and short-term investments at September 30, 2015, and under $85 million in very low interest rate debt incurred in connection with our Rochas acquisition. While we have the financial flexibility to invest in the growth of our business by adding new names through licensing, partnerships, joint ventures or acquisitions, we are no less enthused by the expansive opportunities for growth with our current brand portfolio.”

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release	Page 2
November 17, 2015

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.

You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com